Exhibit 10.1
TRANCHE 1

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of August 16, 2005 (the “Agreement”), by and between Rockwell Collins, Inc. (the “Issuer”), and UBS AG, London Branch (“UBS”) acting through UBS Securities LLC (“Agent”) as agent.

W I T N E S S E T H

WHEREAS, the Issuer has publicly announced its intention to repurchase shares of its common stock, par value $.01 per share (the “Common Stock”), from time to time (the “Repurchase Program”); and

WHEREAS, the Issuer desires to enter into the Agreement with UBS in order to effect a portion of the Repurchase Program;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions.

As used herein the following terms shall have the meanings set forth below:

“Announcement Date” means in respect of a Merger Event, the date of the first public announcement of a firm intention to merge or to make an offer that leads to the Merger Event, as reasonably determined in good faith by the Calculation Agent.

“Bankruptcy” means the Issuer is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bloomberg Screen Volume at Price Page” shall mean the display designated as page Volume at Price on the Bloomberg Financial Service, or such page as may replace the Volume at Price page on that service for the purpose of displaying daily volume and weighted trading prices of equity securities or, if such service does not then publish daily volume and weighted trading prices of the Common Stock, such other page and services reasonably selected in good faith by the Calculation Agent that reports daily volume and weighted trading prices of the Common Stock.

“Borrowed Shares” means, as of any date, the number of Shares borrowed by UBS in connection with this Transaction, as reasonably determined in good faith by the Calculation Agent.

“Calculation Agent” shall mean UBS Securities LLC.

“Calculation Date” has the meaning ascribed to it in Section 3(a).

“Closing Price” of the Common Stock on any day shall mean the last reported sales price regular way on such day or, in case no such sales price is reported on such day, the average of the reported closing bid and asked prices regular way of the Common Stock, in each case on the New York Stock Exchange, or if not then traded on the New York Stock Exchange the principal securities exchange or quotation system on which the Common Stock is then listed or admitted to trading, or if not then listed or admitted to trading on a securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotations Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm reasonably selected in good faith by the Calculation Agent.

“Combined Consideration” means New Shares in combination with Other Consideration.

“Commission” means the amount per Share specified on Schedule 1 hereto.

“Cross Default” means the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of the Issuer under one or more agreements or instruments in respect of indebtedness for borrowed money in an aggregate amount of not less than $50 million which has resulted in such agreement or instrument becoming due and payable before it would otherwise have been due and payable or (2) a default by the Issuer in making one or more payments on the due date thereof in an aggregate amount of not less than $50 million under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

“Determined Amount” has the meaning ascribed to it in Section 3(d).

“Discount” means the amount set forth on Schedule 1 hereto.

“Dividend Amount” shall mean, as of each of the dates set out below (each a “Dividend Adjustment Date”), the amount set forth opposite such Dividend Adjustment Date:

Dividend Adjustment Date	Dividend Amount
The date immediately preceding the ex-dividend date for the Issuer’s regularly scheduled fourth calendar quarter 2005 dividend, currently anticipated to be November 14, 2005	$0.12

“Dividend Event” means the payment of an ordinary or extraordinary dividend or distribution by the Issuer in any of the time periods specified above with a value, as reasonably determined by the Calculation Agent in good faith, that exceeds the amount specified above for such period by more than $0.01.

“Excess Shares” means the number of Shares (if any) equal to (a)(i) the Settlement Amount divided by (ii) the Reference Price minus (b) the Determined Amount.

“Execution Period” shall mean the period commencing on the First Averaging Date and ending on the earlier of (i) the Last Averaging Date or (ii) the Termination Event Termination Date.

“Failure to Pay or Deliver” means failure by the Issuer to make, when due, any payment under this Agreement or any delivery of Shares under this Agreement required to be made by it if such failure is not remedied on or before the third Trading Day after notice of such failure is given to the Issuer by UBS.

“Final Price” means (i) the arithmetic average of daily volume-weighted average prices of Shares on each Trading Day from the First Averaging Date up to and including the Last Averaging Date, as listed on Bloomberg Screen Volume at Price Page, minus (ii) the Discount.

“First Averaging Date” means the date specified as such on Schedule 1 hereto.

“First Possible Last Averaging Date” means the date specified as such on Schedule 1 hereto.

“Hedge Account Shares” means, as of any date, the Number of Shares minus the Borrowed Shares.

“Last Averaging Date” means a trading day between and including the First Possible Last Averaging Date and the Last Possible Last Averaging Date, as determined by UBS. Notice of the Last Averaging Date shall be given by UBS not later than 8:00 p.m. New York time on the Last Averaging Date. Notice shall be irrevocable once provided to Issuer. If no notice is provided, then the Last Averaging Date shall be the Last Possible Last Averaging Date.

“Last Possible Last Averaging Date” means the date specified as such on Schedule 1 hereto.

“Merger Event” means, in respect of any relevant Shares, any (i) reclassification or change of such Shares that results in a transfer of or an irrevocable commitment to transfer all of such Shares outstanding, (ii) consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger in which such Issuer is the continuing entity and which does not result in any such reclassification or change of all of such Shares outstanding) or (iii) other takeover offer for such Shares that results in a transfer or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by the offeror), in each case if the Merger Event is on or before the Last Averaging Date.

“Net Share Settlement” shall mean settlement by the Issuer of its obligations hereunder in accordance with Section 3(c).

“New Shares” means shares (whether of the offeror or a third party).

“Notice Date” has the meaning ascribed to it in Section 8.

“Number of Shares” has the meaning ascribed to it in Section 2.

“Other Consideration” means cash and/or any securities (other than New Shares) or assets (whether of the offeror or a third party).

“Payment Date” has the meaning ascribed to it in Section 3(b).

“Principal Account” means the notional principal account referred to in Section 3(a).

“Proceeding” has the meaning ascribed to it in Section 7.

“Purchase Price” has the meaning ascribed to it in Section 2(a).

“Purchasing Date” means any Trading Day during the Execution Period.

“Reference Price” means the Closing Price of the Common Stock on the last Trading Day of the Execution Period.

“Registered Shares” has the meaning ascribed to it in Section 3(c).

“SEC” has the meaning ascribed to it in Section 3(c).

“Settlement Amount” shall mean (i) in the case of the Issuer, the amount of any negative balance in the Principal Account as of the Calculation Date, and (ii) in the case of UBS, the amount of any positive balance in the Principal Account as of the Calculation Date, in each case as reasonably determined in good faith by the Calculation Agent.

“Share-for-Combined” means, in respect of a Merger Event, that the consideration for the relevant Shares consists of Combined Consideration.

“Share-for-Other” means, in respect of a Merger Event, that the consideration for the relevant Shares consists solely of Other Consideration.

“Share-for-Share” means, in respect of a Merger Event, that the consideration for the relevant Shares consists (or, at the option of the holder of such Shares, may consist) solely of New Shares.

“Shelf Registration” means a registration statement in form and substance reasonably acceptable to UBS for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act, registering UBS’s resale, in any manner or manners designated by UBS, of all the Settlement Shares, any Make-Whole Shares, and any other Shares held by UBS in connection with this transaction which, in the opinion of counsel to UBS, are required to be included in the Shelf Registration to be resold by UBS to the public.

“Short Squeeze” shall mean a situation where (i) UBS has determined in good faith, in its reasonable judgment, that it is unable to hedge its exposure to the transaction contemplated hereby because of the lack of sufficient shares of Common Stock being made available for borrowing from lenders, including without limitation UBS’ being required to redeliver shares of Common Stock to any lender at the demand of such lender and not being able to meet such obligation in full in a timely manner by reasonable efforts to borrow shares of Common Stock from another lender or lenders, or (ii) UBS would incur a cost to borrow shares of Common Stock to hedge its exposure to the transaction contemplated hereby that is greater than a rate equal to thirty (30) basis points per annum.

“Stock Settlement Amount” shall mean (i) in the case that the Issuer is required to pay the Settlement Amount to UBS and has elected to pay the Settlement Amount by delivery of shares of Common Stock to UBS pursuant to Section 3(c), an amount, reasonably determined in good faith by the Calculation Agent, equal to the Settlement Amount to be paid by the Issuer pursuant to Section 3(b), divided by the Reference Price, and (ii) in the case that UBS is required to pay the Settlement Amount to the Issuer and the Issuer has elected to require UBS to satisfy the obligation by delivery of shares of Common Stock to the Issuer pursuant to Section 3(h), an amount, reasonably determined in good faith by the Calculation Agent, equal to the Settlement Amount to be paid by UBS pursuant to Section 3(b), divided by the weighted average price per share actually paid by UBS to purchase such Stock Settlement Shares.

“Stock Settlement Shares” shall mean such whole number of shares equal to the Stock Settlement Amount.

“Termination Event” shall mean the occurrence of a (i) Bankruptcy, (ii) Cross Default, (iii) Failure to Pay or Deliver (iv) Short Squeeze or (v) Dividend Event.

“Termination Event Termination Date” has the meaning ascribed to it in Section 8.

“Trading Day” shall mean any day on which the Common Stock is traded on the New York Stock Exchange or, if not then traded on the New York Stock Exchange, the principal securities exchange or quotation system on which such securities are then traded or, if not then traded on a securities exchange or quotation system, in the over-the-counter market.

Section 2. Purchase and Sale.

Subject to the terms and conditions set forth herein, UBS agrees to sell to the Issuer, and the Issuer agrees to purchase from UBS, 2,000,000 shares (the “Number of Shares”) of Common Stock (the “Shares”) at a purchase price per Share (the “Purchase Price”) equal to the Closing Price of the Common Stock on August 16, 2005 or on such other date and at such other time as the parties may mutually agree (the “Execution Date”). At 4:00 p.m. on the third Trading Day after the Execution Date, UBS shall deliver or cause to be delivered the Shares through the facilities of The Depository Trust Company to the Issuer (the “Settlement Date”), against payment by the Issuer of the Purchase Price by wire transfer of immediately available funds. The parties understand and agree that the delivery of the Shares by or on behalf of UBS upon the payment of the Purchase Price by the Issuer is irrevocable and that as of the Settlement Date the Issuer will be the sole beneficial owner of the Shares for all purposes.

As compensation to UBS for its commitment and services hereunder, the Issuer on the Settlement Date will pay to UBS by wire transfer of immediately available funds an amount per share equal to the Commission for the Shares to be delivered by UBS hereunder on the Settlement Date. The commission payable to UBS shall not be subject to refund.

Section 3. Settlement.

(a) On the Settlement Date, the Calculation Agent shall establish a notional Principal Account in an amount equal to the product of (x) the Number of Shares and (y) the Purchase Price. The Calculation Agent shall adjust the Principal Account as follows:

(i) The Principal Account shall be reduced on each Dividend Adjustment Date in an amount equal to the product of (x) the number of Borrowed Shares and (y) the Dividend Amount corresponding to such Dividend Adjustment Date; and

(ii) The Principal Account shall be reduced on the third day following the Last Averaging Date in an amount equal to the product of (x) the Number of Shares and (y) the Final Price.

On the first Trading Day immediately following the last day of the Execution Period (“Calculation Date”), the Calculation Agent will calculate the Settlement Amount and, if applicable, the Stock Settlement Amount, notify (the “Settlement Amount Notification”) the Issuer of the Settlement Amount and, if applicable, the Stock Settlement Amount and provide a schedule of its calculations thereof. The Calculation Agent shall respond promptly to all questions raised by the Issuer relating to such calculations. If the Issuer objects to the calculation of the Settlement Amount or the Stock Settlement Amount or any other determination or calculation by the Calculation Agent hereunder, the Issuer shall promptly notify the Calculation Agent, and the Issuer and UBS agree to use their good faith best efforts to reach an agreement as to the Settlement Amount or the Stock Settlement Amount or such other determination or calculation. In the further event that the Issuer and UBS are not able to reach an agreement, the Issuer and UBS shall appoint a third party with sufficient expertise to determine the calculation of the Settlement Amount or the Stock Settlement Amount or such other determination or calculation, and such determinations or calculations shall be binding on both parties.

(b) On the third Trading Day immediately following the Calculation Date (the “Payment Date”), if the Settlement Amount is positive, UBS shall pay the Settlement Amount to the Issuer and, if the Settlement Amount is negative, the Issuer shall pay the absolute value of such Settlement Amount to UBS; provided, however, that to the extent that a Last Averaging Date has not been declared by UBS pursuant to the terms of the other agreement between the parties hereto, in substantially the form hereof, relating to the purchase of Shares by the Issuer and dated the date hereof, on or prior to such Payment Date, the Issuer may elect to delay the payment of such Settlement Amount to UBS until the date that is the Payment Date with respect to such second agreement. Except as provided in paragraphs (c), (d) and (h) of this Section, all payments to be made under this Section 3 shall be made on the Payment Date by wire transfer of immediately available funds.

(c) If the Issuer is required to pay the Settlement Amount to UBS pursuant to paragraph (b) of this Section, the Issuer may, at its option, satisfy the obligation by the delivery to UBS of a number of whole shares of Common Stock (and a payment of cash in lieu of fractional shares, if any) equal to the Stock Settlement Amount. In order to exercise this option, the following conditions must be satisfied (each, a “Condition on Net Share Settlement”) (i) the Issuer must notify UBS of its election to have any Settlement Amount payable in shares of Common Stock no later than 30 days prior to the First Possible Last Averaging Date (the “Stock Election Notice”), (ii) the Issuer must enter into a registration rights agreement with UBS in form and substance reasonably acceptable to UBS (the “Registration Rights Agreement”) not later than the 10 days prior to the First Possible Last Averaging Date , which agreement will contain, among other things, customary representations and warranties and indemnification and other rights, including rights to customary opinions of counsel and accountant’s “comfort letters,” relating to the registration of the Stock Settlement Shares, the Make-whole Shares and any additional shares of Common Stock as to which UBS is named as a selling securityholder in the Shelf Registration (the “Registered Shares”); (iii) the Shelf Registration shall have been declared effective by the Securities and Exchange Commission (the “SEC”) not less than five Trading Days prior to the First Possible Last Averaging Date; and (iv) the Issuer shall use its reasonable best efforts to maintain the effectiveness of the Shelf Registration until all Registered Shares have been sold by UBS. Subject to paragraph 3(g) below, if any of the conditions in the preceding sentence are not met, the provisions of this paragraph (c) shall be inoperative and the Issuer shall be obligated to pay any applicable Settlement Amount by wire transfer of immediately available funds. If the Issuer complies with all of its obligations under this paragraph (c), then at 9:30 a.m. on the Payment Date, the Issuer shall deliver to UBS (i) a certificate or certificates representing the fully paid and nonassessable Stock Settlement Shares, in such denominations and in such names as UBS may specify and (ii) the cash payment, if any, in lieu of fractional shares by wire transfer of immediately available funds. The parties understand and agree that the deliveries made pursuant to the preceding sentence shall be irrevocable and shall satisfy in full the Issuer’s obligations under this Section 3.

If the Issuer delivers Stock Settlement Shares to UBS pursuant to this paragraph (c) and within ten Trading Days after the Payment Date, UBS resells all or any portion of the Stock Settlement Shares and the net proceeds received by UBS upon resale of such  shares exceeds the Settlement Amount (or if less than all of the Stock Settlement Shares are resold, the applicable pro rata portion of the Settlement Amount), UBS shall promptly refund in cash such difference to the Issuer; provided that UBS may, at its option, satisfy its obligation under this sentence by returning to the Issuer any portion of the Stock Settlement Shares that would, if sold, have resulted in net proceeds in excess of the Settlement Amount. In the event that such net proceeds are less than the Settlement Amount (or if less than all of the Stock Settlement Shares are resold, the applicable pro rata portion of the Settlement Amount), the Issuer shall pay in cash or additional shares of Common Stock (the “Make-Whole Shares”) such difference (the “Make-Whole Amount”) to UBS promptly after receipt of notice thereof. In the event that Issuer elects to pay the Make-whole Amount in additional shares of Common Stock, the requirements set forth in this paragraph (c) with respect to payment of the Settlement Amount in Shares, including make-whole requirements, shall apply, such that UBS shall pay to the Issuer any such excess and the Issuer shall pay to UBS in cash or Make-Whole Shares any additional Make-Whole Amount. In calculating the net proceeds from the resale of any Stock Settlement Shares there shall be deducted from such proceeds any amount equal to the customary underwriting discount or commission for underwritten offerings of common stock by companies comparable to the Issuer multiplied by the total number of Shares sold for the account of UBS pursuant to a Shelf Registration.

(d) Notwithstanding any other provision in this Agreement, if Issuer exercises its right pursuant to Section 3(c) above, Issuer shall not be obliged to deliver, in connection with this Agreement, in excess of 15,000,000 Shares of Common Stock, as recalculated from time to time (the “Determined Amount”). In the event that, but for this Section 3, Issuer would be obliged to deliver a number of Shares of Common Stock equal to the Determined Amount plus the Excess Shares, Issuer agrees to (x) satisfy its remaining obligation by cash payment; or (y) (i) use its reasonable best efforts to increase its number of authorized shares, thereby increasing the Determined Amount, to the extent necessary so that, but for this Section 3, the number of Shares of Common Stock Issuer would be obliged to deliver does not exceed the (recalculated) Determined Amount and (ii) allocate such newly authorized shares of Common Stock in satisfaction of Issuer’s delivery obligations under this Agreement in priority to any other use of such Common Stock. For the avoidance of doubt, the obligation of Issuer to so use its reasonable best efforts is an ongoing obligation.

(e) Issuer hereby represents and warrants that it will:

(i) calculate the Determined Amount based on the maximum amount able to be calculated in accordance with EITF 00-19 or any successor financial statement guidance; and

(ii) in respect of all equity derivative transactions in respect of which Issuer’s equity securities constitute (all or part of) the instruments underlying such transactions (the “Derivative Trades”), use the same methodology to derive the Determined Amount (howsoever described) applicable to each Derivative Trade as is used to derive the Determined Amount for this Agreement.

(f) UBS agrees that, in respect of any obligations Issuer has duly elected be satisfied pursuant to Section 3(c) above, in the event of Issuer’s bankruptcy, UBS shall not have rights in bankruptcy that rank senior to the rights in bankruptcy of common shareholders of Issuer.

(g) If the Issuer has used its best efforts to satisfy the Conditions on Net Share Settlement but has been unable to because the Shelf Registration is not declared effective by the SEC within the time set out in paragraph 3(c) (or, where UBS has previously agreed to extend such period based on a request by the Issuer pursuant to paragraph 3(g)(ii), within such period as extended pursuant to paragraph 3(g)(ii)), then the Issuer may elect to:

(i)	deliver the relevant number of Shares to UBS in which case:

(A) the day on which the Issuer makes such an election to receive such Shares from Issuer is the “Issuer Election Date”, and

(B) Issuer shall withdraw any Registration Statement filed with the SEC in connection with the Shares, and

(C) Issuer will enter into a private placement purchase agreement with UBS in form and substance acceptable to UBS no later than the next Trading Day following the Issuer Election Date, and

(D) Issuer shall deliver to UBS such Shares on the Settlement Date which, for the purposes of this paragraph 3(g)(i)(D), shall be the third Trading Day following the Issuer Election Date, and

(E) in addition to any Make-whole Amount payable by Issuer pursuant to paragraph 3(c), Issuer shall deliver to UBS such additional Shares until UBS has realized actual net proceeds upon resale of such Shares equal to the Settlement Amount. At its election, UBS may by a written notice to Issuer retain a number of Shares delivered by Issuer pursuant to this paragraph 3(g)(i). If UBS so elects, UBS shall be deemed to have sold each such retained Share for an amount equal to the price per Share obtained by UBS in the last Share sold by UBS prior to sending written notice of its intention to retain Shares to Issuer. In no event will UBS be obligated to exercise its right to retain Shares; or

(ii) request UBS to extend the period within which the Registration Statement is to be declared effective by the SEC for a further period specified in writing by UBS at the time of such extension.

(h) If UBS is required to pay the Settlement Amount to the Issuer pursuant to paragraph (b) of this Section, the Issuer may, at its option, elect that UBS satisfy the obligation by the delivery to the Issuer of a number of whole shares of Common Stock (and a payment of cash in lieu of fractional shares, if any) equal to the Stock Settlement Amount. In order to exercise this option, the Issuer must notify UBS of its election to have any Settlement Amount payable in shares of Common Stock no later than 15 days prior to the Payment Date (the “Stock Election Notice”). If the condition in the preceding sentence is not met, the provisions of this paragraph (h) shall be inoperative and UBS shall be obligated to pay any applicable Settlement Amount by wire transfer of immediately available funds. If the Issuer complies with all of its obligations under this paragraph (h), then at 9:30 a.m. on the Payment Date, UBS shall deliver to the Issuer (i) a certificate or certificates representing the fully paid and nonassessable Stock Settlement Shares, and (ii) the cash payment, if any, in lieu of fractional shares by wire transfer of immediately available funds. The parties understand and agree that the deliveries made pursuant to the preceding sentence shall be irrevocable and shall satisfy in full UBS’ obligations under this Section 3.

Section 4. Anti-dilution Adjustments.

(a) Subdivisions and Combinations of Common Stock. In the event that the outstanding shares of the Common Stock shall be subdivided or split into a greater number of shares of Common Stock where the effective date of such subdivision or the record date for such split occurs during the Execution Period, the number of shares of Common Stock referred to herein shall be deemed to be proportionately increased and the Final Price and Discount shall be deemed to be proportionately decreased; conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock through a combination of shares of Common Stock or a reverse stock split where the effective date of such combination or the record date for such reverse stock split occurs during the Execution Period, the number of shares of Common Stock referred to herein shall be deemed to be proportionately decreased and the Final Price and Discount shall be deemed to be proportionately increased. Any adjustment pursuant to this paragraph (a) shall become effective (i) in the case of a subdivision or combination of the Common Stock, at the close of business on the effective date for such subdivision or combination or (ii) in the case of a stock split or reverse stock split, at the close of business on the record date for such stock split or reverse stock split.

(b) Merger Events. In respect of each Merger Event, UBS and the Issuer or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquires the Issuer’s Common Stock, as the case may be, shall negotiate in good faith to amend this Agreement to give appropriate effect to such transaction.

If payment is required of the Issuer in connection with a Merger Event, the Issuer shall have the right, in its sole discretion, to elect (the “Extraordinary Transaction Election”) to satisfy any such payment obligation by Net Share Settlement of this Transaction; provided that, in connection with a “Share-for-Combined” Merger Event or “Share-for-Other” Merger Event, the Extraordinary Transaction Election is available to satisfy only the percentage of such payment obligation equal to the percentage of the non-cash consideration over the total Combined Consideration (in the case of a “Share-for-Combined” Merger Event) or total Other Consideration (in the case of a “Share-for-Other” Merger Event). The remaining percentage of such payment obligation must be satisfied in cash. The Issuer shall make any election to settle the Transaction by way of Net Share Settlement within two Trading Days of the Announcement Date but in any event not less than twenty Trading Days prior to the effective date of such merger.

(c) Tender Offers. In the event an offer is made to the holders of Common Stock to tender shares of Common Stock for cash, UBS and the Issuer shall negotiate in good faith to amend this Agreement to give appropriate effect to such event.

(d) Adjustments. In the event that the Issuer objects to any adjustments made pursuant to this Section 4, the Issuer shall promptly so notify UBS, and the Issuer and UBS agree to use their good faith best efforts to reach an agreement as to the adjustment. In the further event that the Issuer and UBS are not able to reach an agreement in respect of any such adjustment, or any of the events contemplated by this Section 4, the Issuer and UBS shall appoint a third party with sufficient expertise to determine the adjustment and such adjustment shall be binding on both parties.

Section 5. Acknowledgement.

The Issuer acknowledges and agrees that it is not relying, and has not relied, upon UBS or Agent with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analysis of the legal, accounting, tax and other implications of this Agreement. The Issuer further acknowledges and agrees that neither UBS nor Agent has acted as its advisor in any capacity in connection with this Agreement or the transactions contemplated by this Agreement. The Issuer acknowledges that neither UBS nor Agent is acting as the agent for the Issuer in effecting any purchase of Common Stock pursuant to this Agreement. The Issuer understands and acknowledges that UBS and its affiliates, subject to compliance with applicable law, may from time to time effect transactions, for their own account or the account of customers, and hold positions, in securities or options on securities of the Issuer and that UBS and its affiliates may continue to conduct such transactions during the Execution Period.

Section 6. Representations and Warranties.

(a) The Issuer hereby represents and warrants to UBS that:

(i) it has all power and authority to enter into this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby;

(ii) this Agreement has been duly authorized, validly executed and delivered by the Issuer and constitutes a valid and legally binding obligation of the Issuer enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iii) the Registration Rights Agreement, when and if executed and delivered pursuant to Section 3(c) hereof, shall have been duly authorized, validly executed and delivered by the Issuer and shall constitute a valid and legally binding obligation of the Issuer enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iv) if Stock Settlement Shares are delivered pursuant to Section 3(c) or Section 3(g), as the case may be, the Stock Settlement Shares, when delivered to UBS,will have been duly authorized and will be duly and validly issued, fully paid and nonassessable and free of preemptive and other rights;

(v) the Issuer is not entering into this Agreement to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities;

(vi) the Issuer is not entering into this Agreement to raise or depress the price of the Common Stock (or any security convertible into or exchangeable for Common Stock);

(vii) the repurchase of the Shares by the Issuer, the compliance by the Issuer with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach (each, a “Breach”) of any of the terms or provisions of, or constitute a default (each a “Default”) under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument (collectively, “Contracts”) to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject (except such Breach or Default as would not reasonably be expected to materially adversely affect the ability of the Issuer to perform its obligations under this Agreement), nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Issuer, nor will such action result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its properties; and

(viii) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Issuer or any of its properties is required for the repurchase of the Shares by the Issuer, the compliance by the Issuer with all the terms of this Agreement, or the consummation by the Issuer of the transactions contemplated by this Agreement, other than the registration of the Stock Settlement Shares and any Make-whole Shares under the Securities Act in accordance with the provisions of Section 3(c), and such authorizations, orders, registrations and qualifications as may be required under state securities or blue sky laws in connection with the resale by UBS of the Registered Shares.

(b) UBS hereby represents and warrants to the Issuer:

(i) it has all power and authority to enter into this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby;

(ii) this Agreement has been duly authorized, validly executed and delivered by UBS and constitutes a valid and legally binding obligation of UBS enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(iii) the Registration Rights Agreement, when and if executed and delivered pursuant to Section 3(c) hereof, shall have been duly authorized, validly executed and delivered by UBS and shall constitute a valid and legally binding obligation of UBS enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iv) UBS is not entering into this Agreement to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities;

(v) UBS is not entering into this Agreement to raise or depress the price of the Common Stock (or any security convertible into or exchangeable for Common Stock);

(vi) the compliance by UBS with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a Breach of any of the terms or provisions of, or constitute a Default under, any Contract to which UBS or any of its subsidiaries is a party or by which UBS or any of its subsidiaries is bound or to which any of the property or assets of UBS or any of its subsidiaries is subject (except such Breach or Default as would not reasonably be expected to materially adversely affect the ability of UBS to perform its obligations under this Agreement), nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws or similar organizational documents of UBS, nor will such action result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over UBS or any of its properties; and

(vii) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over UBS or any of its properties is required for the compliance by UBS with all the terms of this Agreement, or the consummation by UBS of the transactions contemplated by this Agreement.

Section 7. Indemnification.

In the event that UBS becomes involved in any capacity in any action, proceeding or investigation (“Proceeding”) brought by or against any person in connection with any matter referred to in this Agreement, the Issuer periodically will reimburse UBS for its reasonable out-of-pocket legal and other expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith; provided that such expenses will be promptly refunded to the Issuer to the extent incurred in connection with a matter as to which UBS is not entitled to indemnification under this Section 7. The Issuer also will indemnify and hold UBS harmless against any losses, claims, damages or liabilities to which UBS may become subject in connection with any matter referred to in this Agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence, bad faith or willful misconduct of UBS. If for any reason the foregoing indemnification is unavailable to UBS or insufficient to hold it harmless, then the Issuer shall contribute to the amount paid or payable by UBS as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer, on the one hand, and UBS, on the other hand, in the matters contemplated by this Agreement but also the relative fault of the Issuer and UBS with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The relative benefits to the Issuer, on the one hand, and UBS, on the other hand, shall be in the same proportion as the Aggregate Purchase Price bears to the commissions received by UBS pursuant to the last paragraph of Section 2. The reimbursement, indemnity and contribution obligations of the Issuer under this Section 7 shall be in addition to any liability which the Issuer may otherwise have, shall extend upon the same terms and conditions to any affiliate of UBS and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of UBS and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer, UBS, any such affiliate and any such person. The Issuer also agrees that UBS nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Issuer for or, in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Issuer result from the gross negligence, bad faith or willful misconduct of UBS in effecting the transactions that are the subject of this Agreement. The foregoing provisions shall survive any termination or completion of this Agreement. UBS promptly will notify the Issuer upon receipt of actual notice of a Proceeding with respect to which indemnity or reimbursement of expenses is sought hereunder. The Issuer may, at its option, assume the defense of any such Proceeding, including the employment of counsel reasonably satisfactory to UBS. UBS shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of UBS, unless (i) the Issuer shall have failed in a timely manner to assume the defense thereof and employ counsel as provided above or (ii) the named parties to any such Proceeding include UBS and the Issuer and UBS shall have been advised in writing by counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the Issuer, provided that the Issuer shall not in any event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Proceeding. UBS will not settle any Proceeding in respect of which indemnity or reimbursement of expenses may be sought hereunder, whether or not the Issuer is an actual or potential party to such Proceeding, without the Issuer’s prior written consent.

Section 8. Termination Event.

Upon the occurrence of a Termination Event and so long as such Termination Event shall be continuing, UBS may, in its discretion, by notice to the Issuer (the date of such notice and the notice referred to in the succeeding clause being referred to herein as the “Notice Date”), direct that the Execution Period shall forthwith terminate on the date specified in such notice (the “Termination Event Termination Date”). In such an event, (i) the Execution Period shall terminate on the Termination Event Termination Date, (ii) the Principal Account shall be reduced on such date by an amount equal to the sum of (A) the product of (x) the number of Hedge Account Shares and (y) the arithmetic average of daily volume-weighted average prices of Shares in each Trading Day from the First Averaging Date up to and excluding the Notice Date, as listed on Bloomberg Screen Volume at Price Page and (B) the total purchase price paid by UBS for the Shares of Common Stock that are purchased by UBS during the period commencing on and including the Notice Date to and including the Termination Event Termination Date in order to cover the remaining number of Borrowed Shares, (iii) the Principal Account shall be increased to reflect an appropriate accrual of interest at the Federal Funds Open Rate, as reasonably determined in good faith by the Calculation Agent, to reflect interest earned by UBS in respect of the aggregate Purchase Price received from the Issuer, (iv) the Principal Account shall be decreased to reflect UBS’s actual cost of borrowing shares, as reasonably determined in good faith by the Calculation Agent, of Common Stock to hedge its obligations hereunder and (v) the Settlement Amount shall be further adjusted by the amount that UBS reasonably determines in good faith to be its total losses and costs in connection with the early termination of this Agreement, including any loss of bargain, cost of funding, or loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. In the event that the Issuer objects to any adjustments made pursuant to this Section 8, the Issuer shall promptly so notify UBS, and the Issuer and UBS agree to use their good faith best efforts to reach an agreement as to the adjustment. In the further event that the Issuer and UBS are not able to reach an agreement in respect of any such adjustment, the Issuer and UBS shall appoint a third party with sufficient expertise to determine the adjustment and such adjustment shall be binding on both parties.

Section 9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Assignment. Neither the rights under this Agreement nor the obligations created by this Agreement shall be assignable or delegable, in whole or in part, by either party hereto without the prior written consent of the other (which consent shall not be unreasonably withheld), and any attempt to assign or delegate any rights or obligations arising under this Agreement without such consent shall be void.

(c) Waivers, etc. No failure or delay on the part of either party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by either party therefrom shall in any event be effective unless the same shall be in writing and, in the case of a waiver or consent, shall be effective only in the specific instance and for the purpose for which given.

(d) Beneficiaries. This Agreement shall be binding upon, and inure solely to the benefit of, the Issuer, UBS and, to the extent provided in Section 7 hereof, the affiliates, partners, directors, officers, agents, employees and controlling persons, if any, of UBS, and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire any rights hereunder.

(e) Rights of Set-Off. In addition to any rights of set-off a party may have as a matter of law or otherwise, upon occurrence of a failure to perform at maturity with respect to either party (the “defaulting party”), the other party (the “non-defaulting party”) shall have the right, without prior notice to the defaulting party or any other person, to set off any obligation of the defaulting party owing to the nondefaulting party in respect of this Agreement against any obligations of the nondefaulting party owing to the defaulting party in respect of the other agreement between the parties hereto, in substantially the form hereof, relating to the purchase of Shares by the Issuer and dated the date hereof. Nothing in this Section 9(e) will have the effect of creating a charge or other security interest.

(f) Changes of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as contemplated by such provision.

(g) Confidentiality. Subject to any contrary requirement of law and to the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential the terms of this Agreement and any information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement. In the event disclosure is permitted pursuant to the preceding sentence, the disclosing party shall (i) provide prior notice of such disclosure to the other party, (ii) use its best efforts to minimize the extent of such disclosure and (iii) comply with all reasonable requests of the other party to minimize the extent of such disclosure. This Section 9(g) shall not prevent either party from disclosing information as necessary to third-party advisors in connection with the transactions contemplated hereby provided that such advisors agree to be bound by this Section 9(g) as if a party hereto. UBS hereby consents to the issuance of a press release by the Issuer announcing its entry into this Agreement and the filing with the SEC of a copy of this Agreement.

(h) Agent. UBS Securities LLC shall act as “agent” for UBS and the Issuer within the meaning of Rule 15a-6 under the Exchange Act. As a broker-dealer registered with the Securities and Exchange Commission, UBS Securities LLC, in its capacity as agent, will be responsible for (i) effecting the transaction contemplated in this Agreement, (ii) issuing all required notices, confirmations and statements to Buyer and Seller and (iii) maintaining books and records relating to this Agreement.

(i) Headings. Descriptive headings herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(j) Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each such executed counterpart shall be, and shall be deemed to be, an original instrument and all such counterparts, taken together, shall constitute one and the same instrument.

(k) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served if in writing and delivered personally, by telegram, by telecopy or sent by overnight courier, postage prepaid, to:

UBS at:

c/o UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901
Attention of: Adam Frieman
Fax Number: 203-719-7031

With a copy to such address to attention of:
Legal and External Affairs

the Issuer at:

Rockwell Collins, Inc.
400 Collins Road, N.E.
Cedar Rapids, IA 52498

Attention of: Douglas E. Stenske
Fax Number: 319-295-0020

With a copy to such address to the attention of:
Gary R. Chadick, Esq.
Fax Number: 319-295-3599

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telegram or telecopy shall be deemed delivered when evidence of the transmission is received by the sender and shall be confirmed in writing by overnight courier, postage prepaid. Notice given by overnight courier as set out above shall be deemed delivered the business day after the date the same is mailed.

(l) Account Details.

UBS:

Cash Payments for Stock Purchase

Citibank, New York

ABA# 021 000 089

A/C# 4065 2556

UBS Securities, LLC

Cash Payments for Settlement

UBS AG Stamford

f/o UBS AG London Branch

ABA# 026-007-993

AC# 101-WA-140007-000

Issuer:

Mellon Bank

ABA No. 043-000-261

A/C No. 091-2704

(m) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflict of law principles. Each party hereto irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

IN WITNESS WHEREOF, UBS and the Issuer have caused this Agreement to be duly authorized, executed and delivered as of the date first written above.

UBS AG, LONDON BRANCH

By:

Name:

Title:

By:

Name:

Title:

UBS SECURITIES LLC

By:

Name:

Title:

ROCKWELL COLLINS, INC.

By:

Name:

Title: